Exhibit 10.1

August 11, 2009

Mr. Peter Fluetsch

Compensation Committee Chairman

Heritage Financial Corporation

Re: Rhodes Board and Employment Status

Dear Chairman Fluetsch,

I am writing to confirm our general understanding of my role with the board and our corporate entities as discussed at the May 21st 2009 Compensation Committee Meeting and the May 28th 2009 Heritage Financial / Heritage Bank Board Meeting.

Attached is a copy of the current position description, which I believe would continue to be appropriate for my future role as a non-management Board Chairman.

My understanding is that the following circumstances would be effective September 1, 2009, unless otherwise noted:

•	I would no longer be a salaried employee of Heritage Bank but would be a director and would continue to serve as chairman of the parent company and its two subsidiary banks.

•	Compensation will be reduced to a $60,000 annual director fee, which will be paid on a monthly basis as long as I continue to be elected as Chairman.

•

Although under existing SEC and NASDAQ guidelines I would continue to be an “insider” for a period of time, I would attend outside director meetings except for 2-3 times per year in order to more effectively carry out my board chairman leadership responsibilities.

•	The company would continue to make available an office in Olympia as well as computer equipment and supplies as necessary to carry out corporate duties.

•	I would assume financial responsibility for any country club memberships and uses I choose to maintain except legitimate bank related meeting and entertainment expenses would be reimbursed.

•

The company has agreed to award title to me personally for the five year-old, fully depreciated Buick automobile currently provided. Auto operating expenses related to the bank and bank related activities including attendance at WBA meetings and investor conferences would be reimbursable. (Effective January 2010)

•	Other expenses incurred in conjunction with meetings and activities associated with the function of Board Chairman would be reimbursed.

•	I would continue to spend approximately 25 percent of my work week time on company and bank industry matters.

I believe the above noted items outline the details of our understanding. I appreciate the opportunity to continue to serve the company as Chairman and continue to work toward a successful return to acceptable profitability and shareholder value.

Sincerely Yours,

/s/ Donald V. Rhodes
Donald V. Rhodes
Board Chairman

JOB DESCRIPTION

POSITION:	CHAIRMAN OF THE BOARD
HERITAGE FINANCIAL CORPORATION
HERITAGE BANK
CENTRAL VALLEY BANK

REPORTS TO:	BOARD OF DIRECTORS

FLSA STATUS:	EXEMPT

Essential Functions:

1.	Provides an exceptional level of customer service and customer satisfaction; enhancing and supporting the mission and vision statements of Heritage Financial Corporation (“HFWA”).

2.	Performs duties as necessary including keeping current with industry and investor trends and expectations to ensure continued safety and soundness of the Corporation.

3.	Provides support, insight, and advice to HFWA CEO in developing strategic vision for the Corporation and for the management and overall profitability of the Corporation.

4.	Provides support, insight, and advice to HFWA CEO in exploring new markets for future locations, as well as seeking strategic alliances/joint ventures to optimize and leverage the Corporation’s position.

5.	Provides support, insight, and advice to HFWA CEO in planning and gaining Board approval for all capital management strategies, including stock and cash dividend policies to provide adequate capital levels to support the future growth of the Corporation and shareholder expectations.

6.	Provides strategic financial input and advice on decision-making issues affecting the Corporation such as evaluation of potential alliances, acquisitions and/or mergers and new lines of business, products or services.

7.	Provides leadership representation for the Corporation and subsidiary banks as Chairman of the Board of Directors and member of various Board committees. Ensures that all policies and bylaws of the Board are observed. Responsible for overseeing reporting to the Board on the overall financial and operational conditions of the Corporation and ensuring that Board members are kept informed about important industry trends and developments.

8.	Coordinates with Corporate CEO on setting agendas for the monthly Board meetings and annual shareholder meetings.

9.	Assists Corporate CEO with shareholder relations to include presenting Heritage Financial Corporation at corporate, investor and industry meetings in order to educate and generate market interest in the Corporation.

10.	Represents the Corporation and its values in its relationships with major customers, regulatory bodies, and shareholders.

11.	Represents the Corporation and provides leadership in key community activities including business, charitable, civic, and social organizations.

12.	In the absence of Executive management at subsidiary organizations, may act in their capacity.

Other Responsibilities:

1.	Must be able to travel within region and nationally to perform job duties and represent the Corporation.

Education, Skills and Experience:

1.	Ability to read, speak and understand English well with effective written and oral business communication skills. Ability to make persuasive speeches and presentations on controversial or complex topics to the Board and outside investors.

2.	Prefer college degree in Business, Finance or related field or applicable experience.

3.	A strategic visionary with sound technical skills, analytical ability, good judgment and strong customer and growth focus.

4.	Fifteen years finance/commercial banking experience at executive level with a demonstrated ability to lead a team and expand profitability.

5.	Must have in-depth knowledge of and experience in Pacific Northwest markets, preferably the Puget Sound and Central Washington regions.

6.	Desired personal characteristics include: professional sophistication, political awareness, creativity, energy, energy, self-directed, and balanced ego.

7.	Maintains a record of business development and participation in community activities.

Name:	/s/ Donald V. Rhodes	Date:	9/26/06